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            [Letterhead of Simpson Thacher & Bartlett appears here]

                                                                       Exhibit 5

                                                                   March 5, 1999

Heidrick & Struggles International, Inc.
233 South Wacker Drive - Suite 4200
Chicago, Illinois  60606-6303

Ladies and Gentlemen:

        We have acted as counsel to Heidrick & Struggles International, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to 3,721,667 shares (subject to adjustment for certain anti-dilution provisions) of the Company's Common Stock, par value $0.01 per share (the "Shares"), which may be sold to employees, directors and independent contractors or issued pursuant to the exercise of options ("Purchase Options") granted in accordance with the 1998 Heidrick & Struggles GlobalShare Program I ("GlobalShare Program I") and the 1998 Heidrick & Struggles GlobalShare Program II ("GlobalShare Program II" and, together with GlobalShare Program I, the "GlobalShare Plan").

        We have examined a copy of GlobalShare Program I, GlobalShare Program II, the Registration Statement (including the documents incorporated therein by reference and the exhibits thereto) and the related prospectus (the "Prospectus"). We also have examined


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Heidrick & Struggles International, Inc.       -2-              March 5, 1999


the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

    1. When the Board of Directors and the stockholders of the Company have taken all necessary corporate action to authorize and approve the GlobalShare Plan and the issuance the Purchase Options pursuant thereto and the issuance of the Shares upon the exercise of the Purchase Options, when the Amended and Restated Certificate of Incorporation authorizing, among other matters, the issuance of up to 100,000,000 Shares of Common Stock has been duly filed and become effective, and when the Shares are issued pursuant to the Registration Statement, the Prospectus and GlobalShare Plan and the Purchase Options, the Shares of Common Stock to be sold pursuant to the GlobalShare Plan and the Purchase Options, when paid for by the purchasers thereof as provided in the GlobalShare Plan and the Purchase Options, will be validly issued, fully paid and non-assessable.

    2. When the Board of Directors and the stockholders of the Company have taken all necessary corporate action to authorize and approve the GlobalShare Plan and the issuance the Purchase Options pursuant thereto and the issuance of the Shares upon the exercise of the Purchase Options, when the Amended and Restated Certificate of Incorporation authorizing, among other matters, the issuance of up to 100,000,000 Shares of Common Stock has been duly filed and become effective, and when the Purchase Options are created in accordance with applicable law and are issued pursuant to the Registration Statement, the Prospectus and GlobalShare Plan, the Purchase
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Heidrick & Struggles International, Inc.        -3-           March 5, 1999


    Options issuable pursuant to the GlobalShare Plan, when paid for in accordance with the terms established by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

        Our opinion set forth in paragraph 2 is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.
                                 Very truly yours,


                                 SIMPSON THACHER & BARTLETT